Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Completes Sale of Batesville Generating Facility

Minneapolis; August 24, 2004 –NRG Energy, Inc. (NYSE: NRG) today announced that it has completed the sale of its 100 percent interest in an 837 megawatt generating plant in Batesville, Mississippi to Complete Energy Holdings, LLC.

Complete Energy Holdings assumed approximately $300 million of outstanding project debt. The transaction will result in the elimination of approximately $289 million in consolidated debt from NRG’s balance sheet. In exchange for the sale, NRG received cash proceeds of $27.6 million.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the use of proceeds and elimination of debt. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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